Exhibit 4(c)

                   Tax Sheltered Annuity Endorsement (EA125)


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                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO



                        TAX SHELTERED ANNUITY ENDORSEMENT


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This Endorsement is part of the Contract. This Contract is issued in connection with a tax sheltered annuity plan described in section 403(b) of the Internal Revenue Code of 1986, as amended (the "Code"). The following provisions apply and replace any contrary Contract provisions. The Owner shall be responsible for determining that contributions and distributions under this Contract comply with the following provisions:

(1) This Contract may not be transferred, sold, assigned, discounted or pledged either as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person other than the Company.

(2)       The Annuitant shall be the sole Owner.

(3) Distributions shall commence no later than April 1 of the later of calendar year following the calendar year in which the Owner attains age 70 1/2 or retires; provided, however, that if the Owner is a five percent Owner (as defined in Code Section 416) and this Contract is not issued in connection with a government or church sponsored Section 403(b) annuity plan, the distributions shall commence no later than April 1 of the calendar year following the calendar year in which the Owner retires; and provided further, that distributions are not required to commence under this Contract so long as distributions in the required form and amount are received from any other Section 403(b) program maintained by the Owner.

(4) With respect to any amount which becomes payable under the Contract during the lifetime of the Owner, such payment shall commence on or before the date specified in paragraph 3 of this Endorsement and shall be payable in a form and manner that accords with section 403(b)(10) of the Code and the regulations thereunder.

(5)       (a)   If the Owner dies after distribution of his or her interest in the Contract has commenced, the remaining interest in the Contract will continue to be distributed at least as rapidly as under the method of distribution being used immediately preceding the Owner's death.

          (b) If the Owner dies before distribution of his or her interest in the Contract has commenced, the entire interest in the Contract shall be distributed at a time and in a form and manner that accords with Code section 403(b)(10) and the regulations thereunder.

(6) Distributions shall not be made prior to the date the Owner attains age 59 1/2, separates from service, dies, becomes disabled or incurs a hardship within the meaning of Code section 403(b)(11), to the extent such distribution is attributable to (a) contributions made pursuant to a salary reduction agreement (except to the extent attributable to assets held as of the close of the last year beginning before January 1, 1989) or (b) amounts transferred to this Contract from a contract or account that were subject to such conditions. In the event of hardship, income attributable to such contributions or amounts shall not be distributed.

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(7)       If this Contract is issued under the Texas Optional Retirement
          Program, distributions shall be made only on (a) termination of employment in the Texas public institutions of higher education, (b) retirement, or (c) death. The Owner (or the Owner's beneficiary, in the event of the Owner's death) must provide to us a certificate of termination from the employer or a certificate of death before distributions will be made.

(8) Contributions made pursuant to a salary reduction agreement in connection with the plan under which this Contract is purchased may not in any taxable year exceed the amount specified in Code section 402(g)(4).

(9) This Contract shall be subject to and interpreted in conformity with the provisions, terms and conditions of the tax-sheltered annuity plan document of which this Contract is a part, if any, and with the terms and conditions of section 403(b) of the Code, the regulations thereunder, and other applicable law (including without limitation the Employee Retirement Income Security Act of 1974, as amended, if applicable), as determined by the plan administrator or other designated plan fiduciary or, if none, the Owner. We shall be under no obligation either (a) to determine whether any contribution, distribution or transfer under the Contract complies with the provisions, terms and conditions of such plan or with applicable law, or (b) to administer such plan, including, without limitation, any provisions required by the Retirement Equity Act of 1984.

(10) Notwithstanding any provision to the contrary in this Contract or the tax-sheltered annuity plan of which this Contract is a part, if any, we reserve the right to amend or modify this Contract or Endorsement to the extent necessary to comply with any law, regulations, ruling or other requirement necessary to establish or maintain the tax advantages, protections or benefits available to such tax-sheltered annuity under Code section 403(b) and any other applicable law.

(11) Notwithstanding any provision of this Endorsement to the contrary that would otherwise limit a distributee's election under this section, a distributee may elect, at the time and in the manner prescribed by Us, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

          For purposes of this section, the following definitions apply:

          (a) ELIGIBLE ROLLOVER DISTRIBUTION. An eligible rollover is any distribution of all or any portion of the contract values to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required to comply with the minimum distribution and incidental death benefit requirements of section 401(a)(9) and 403(b)(10) of the Code; and the portion of any distribution that is not includible in gross income. An eligible rollover distribution also does not include any other amounts that may be excluded under regulations, procedures, notices, or rulings interpreting the term eligible rollover distribution under sections 401(a)(31), 402, or 403(b) of the Code.


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          (b)   ELIGIBLE RETIREMENT PLAN. An eligible retirement plan is an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, or another 403(b) annuity or 403(b)(7) custodial account, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

          (c) DISTRIBUTEE. The Contract Owner is a distributee. In addition, the Contract Owner's spouse, surviving spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

          (d) DIRECT ROLLOVER. A direct rollover is a payment by the plan to the eligible retirement plan specified by the distributee.

                We reserve the right to prescribe reasonable forms and procedures for the election of direct rollovers under this paragraph including, but not limited to, requirements that the distributee provide Us with adequate information, including, but not limited to: the name of the eligible retirement plan to which the rollover is to be made; a representation that the recipient plan is an individual retirement plan or a 403(b) annuity, as appropriate; acknowledgment from the recipient plan that it will accept the direct rollover; and any other information necessary to make the direct rollover.

(12) In the event this Contract is purchased under a plan which provides a salary reduction agreement, maximum elective deferrals may not exceed the annual limit on elective deferrals permitted by Code Section 403(b)(1)(e) and the regulations thereunder.

          Except as otherwise set forth above, this Endorsement is subject to the exclusions, definitions and provisions of the Contract.




Signed for Us at our Office in Clearwater, Florida.


     /s/ WILLIAM H. GEIGER                          /s/ JOHN R. KENNEY
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          Secretary                                     President



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